As filed with the Securities and Exchange Commission on November 7, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

45-2598330

(IRS. Employer Identification No.)

6649 Westwood Blvd.

Orlando, FL 32821

(Address of Principal Executive Offices, Zip Code)

Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan

(Full title of the plan)

James H Hunter, IV

Executive Vice President and General Counsel

Marriott Vacations Worldwide Corporation

6649 Westwood Blvd.

Orlando, FL 32821

(Name and address of agent for service)

(407) 206-6000

(Telephone number, including area code, of agent for service)

Copy to:

Stephen I. Glover

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	6,000,000(3)	$48.34	$290,040,000	$33,239

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also shall cover any additional shares of Marriott Vacations Worldwide Corporation Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Relates to Common Stock to be issued pursuant to the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan. In accordance with Rule 457(h) under the Securities Act, the maximum offering price per share has been estimated solely for the purpose of calculating the registration fee based on the estimated book value of the Common Stock on September 9, 2011, assuming a distribution ratio of one share of Marriott Vacations Worldwide Common Stock for every ten shares of Marriott International common stock, applied to the number of shares of Marriott International common stock outstanding as of September 23, 2011, the most recent practicable date.

(3)	Based on an assumed distribution ratio of one share of Marriott Vacations Worldwide Common Stock for every ten shares of Marriott International common stock.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Marriott Vacations Worldwide Corporation, a Delaware corporation (the “Company” or the “Registrant”), relating to 6,000,000 shares of its Common Stock, par value $0.01 per share (the “Common Stock”), that will be issuable pursuant to the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan (the “Plan”) to eligible employees and non-employee directors of the Company and its subsidiaries, and that will be issuable pursuant to the Plan awards granted pursuant to the anti-dilution adjustment provisions of the Marriott International, Inc. Stock and Cash Incentive Plan, as amended (the “Marriott Plan”), to employees and non-employee directors of Marriott International, Inc. and its subsidiaries and the Company who held awards under the Marriott Plan immediately prior to the pro rata distribution of the Common Stock to complete the spin-off of the Company from Marriott International, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by the Company with the SEC pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Registration Statement on Form 10-12B (Registration No. 001-35219) initially filed with the SEC on June 28, 2011, as amended (the “Form 10”);

(b)	The description of capital stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Company’s Form 10, together with any amendment or report filed with the SEC for the purpose of updating such description; and

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Form 10 referred to in (a) above.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law, or DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Upon the pro rata distribution of the Common Stock, the Company’s Certificate of Incorporation (the “Charter”) will provide that, to the fullest extent permitted by the DGCL, no director will be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding this provision, pursuant to Section 102(b)(7) of the DGCL a director can be held liable (1) for any breach of the director’s duty of loyalty to the company or our shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which concerns unlawful payments of dividends, stock purchases or redemptions), or (4) for any transaction from which the director derives an improper personal benefit.

While our Charter will provide directors with protection from awards for monetary damages for breaches of their duty of care, it will not eliminate this duty. Accordingly, our Charter will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of our Charter described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

Our Bylaws will require us to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director or an officer of the Company or, while a director, officer or employee of the Company, is or was serving at our request as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of such person) actually and reasonably incurred in connection with such service. We are authorized under our Bylaws to carry directors’ and officers’ insurance protecting us, any director, officer, employee or agent of ours or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not we would have the power to indemnify the person under the DGCL. We may, to the extent authorized from time to time, indemnify any of our agents to the fullest extent permitted with respect to directors, officers and employees in our Bylaws.

By its terms, the indemnification that will be provided in our Bylaws is not exclusive of any other rights that the indemnified party may be or become entitled to under any law, agreement, vote of shareholders or directors, provisions of our Charter or Bylaws or otherwise. Any amendment, alteration or repeal of our Bylaws’ indemnification provisions is, by the terms of our Bylaws, prospective only and will not adversely affect the rights of any indemnitee in effect at the time of any act or omission occurring prior to such amendment, alteration or repeal.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Form of Restated Certificate of Incorporation of the Company (incorporated by reference herein from Exhibit 3.1 to the Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on September 9, 2011).

4.2	Form of Restated Bylaws of the Company (incorporated by reference herein from Exhibit 3.2 to the Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on September 9, 2011).

4.3	Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).

24	Powers of Attorney (included on signature page).

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, Marriott Vacations Worldwide Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on November 7, 2011.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ Stephen P. Weisz
Name:	Stephen P. Weisz
Title:	President and Chief Executive Officer (Principal Executive Officer)

We, the undersigned officers and directors of Marriott Vacations Worldwide Corporation, do hereby constitute and appoint James H Hunter, IV and Stephen P. Weisz, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the SEC, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on November 7, 2011.

By:	/s/ John E. Geller, Jr.
Name:	John E. Geller, Jr.
Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)

Signature	Title

/s/ William J. Shaw	Chairman and Director
William J. Shaw

/s/ William W. McCarten	Director
William W. McCarten

/s/ Kevin M. Kimball	Director
Kevin M. Kimball

/s/ W. David Mann	Director
W. David Mann

/s/ Robert J. McCarthy	Director
Robert J. McCarthy

EXHIBIT INDEX

Exhibit No.	Description

4.3	Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).

24	Powers of Attorney (included on signature page).